UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 26, 2011
Date of Report (date of Earliest Event Reported)

AOXING PHARMACEUTICAL COMPANY, INC.
(Exact Name of Company as Specified in its Charter)

Florida	0-24185	65-0636168
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

15 Exchange Place, Suite 500, Jersey City, New Jersey 07302
 (Address of principal executive offices and zip code)

(646) 367 1747
 (Company’s telephone number, including area code)

Not applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01.                      Entry into a Material Definitive Agreement.

On June 26, 2011, Aoxing Pharmaceutical Company, Inc. (the “Company”) entered into a Debt Conversion Agreement (the “Agreement”) with certain holders of its promissory notes (the “Notes”) (collectively, the “Holders”), in which the Holders, including Mr. Zhenjiang Yue, Chairman of the Board and Chief Executive Officer of the Company, agreed to convert the aggregate outstanding principal and accrued and unpaid interest they hold under the Notes, totaling approximately USD$6.57 million, into shares of common stock of the Company at the conversion price of $2.70 per share. On June 24, 2011, the closing price for the Company’s securities as reported on the NYSE Amex was $1.40 per share. As a result of this conversion, the Holders will receive a total of 2,432,296 shares of common stock of the Company. The terms of this conversion transaction were reviewed and approved unanimously by our Board of Directors.

Upon consummation of the debt conversion and the issuance of certificates representing the shares of common stock issuable to the Holders by reason of the debt conversion, the Company’s obligations under the Notes will be satisfied in full.  The Company agreed to include the shares of common stock issued to the Holders under the debt conversion, if and to the extent such shares of common stock are not eligible for resale under SEC Rule 144, in the Company’s future registration statement relating to an offering for its own account or the account of others.  Each party to the debt conversion agreement made representations and warranties to the other customary in documents of this nature.

The shares of common stock of the Company issuable upon debt conversion were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The agreement executed in connection with the debt conversion contain representations to support, among other things, the Company’s reasonable belief that the Holders had access to information concerning the Company’s operations and financial condition, the Holders acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the Holders are sophisticated within the meaning of Section 4(2) of the Securities Act and are “accredited investors” (as defined by Rule 501 under the Securities Act).  At the time of their issuance, the securities will be deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities shall bear legends to that effect.  The securities may not be resold or offered in the United States without registration or an exemption from registration.

The foregoing description of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the form Agreement, which are filed as Exhibit to this Current Report on Form 8-K and is incorporated herein by reference. These representations and warranties have been made solely for the benefit of the other parties to the Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	may have been qualified in the Agreement by disclosures that were made to the other party in connection with the negotiation of the Agreement;
•	may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and
•	were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement.

Item 3.02                      Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 of this Form 8-K is incorporated into this Item 3.02 by this reference.

Item 7.01                      Regulation FD Disclosure.

On June 27, 2011, the Company issued a press release announcing the foregoing.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and the information therein is incorporated herein by reference.

The information reported under Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.                      Financial Statements and Exhibits

10.1	Form Debt Conversion Agreement.
99.1	Press release dated June 27, 2011.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 27, 2011	By: /s/ Bob Ai
Chief Financial Officer